                                                               Exhibit 99.1

ALPHA INDUSTRIES, INC
20 Sylvan Road, PO Box 1044, Woburn, MA 01801

Tel: (781) 935-5150   Fax: (617) 824-4564   www.alphaind.com



                                  NEWS RELEASE
                              For Immediate Release

                        FOR FURTHER INFORMATION CONTACT:

Paul Vincent, Chief Financial Officer
Alpha Industries, Inc
(781) 935-5150 Ext. 4438

     Alpha Signs Definitive Agreement to Acquire Aimta, Inc. Acquisition of LTCC Company Expands Alpha's Integrated RF Front-end Module Technology

WOBURN, Mass.-March 15, 2002-- Building on its extensive technology and RF design portfolio, Alpha Industries (Nasdaq: AHAA) announced today that it has signed a definitive agreement to acquire all of the outstanding shares of capital stock of Aimta, Inc., a developer of Low Temperature Co-Fired Ceramics
(LTCC) for wireless handsets.

Under the terms of the agreement, Alpha will acquire Fremont, Calif.-based Aimta for $7 million in cash. The transaction will be accounted for under the purchase method of accounting. The acquisition provides intellectual property, design and prototype engineering capabilities in Fremont and dedicated manufacturing capacity for Alpha at a Taiwan facility operated by the company that founded Aimta, Integrated Module Technology, Inc. Alpha expects the transaction to close before the end of March.

"Major wireless handset OEMs recognize the emergence of LTCC as an important advance in multi-chip module integration," said Lj Ristic, Alpha's chief technology officer. "LTCC represents an enabling technology to develop high-performance RF modules that are smaller, less expensive to produce and have a lower parts count than modules using competing technologies. LTCC allows OEMs to reduce design lead times, enhance functionality and shorten time to market for new handsets."

"Combined with the breadth of our semiconductor technology, LTCC uniquely positions us to provide low-cost, high-performance modules," said Dave Fryklund, general manager of Alpha's switch and control business. "Alpha has released several switch-filter modules based on LTCC that have been well received by customers and are being designed into their current platforms. Other products will include a range of sophisticated modules for full RF front-end integration such as front-end modules, power amplifier modules and modules for wireless LAN applications."

Alpha Signs Definitive Agreement to Acquire Aimta/2

"This agreement is a natural outcome of our relationship with Alpha," said Aimta President and CEO Dr. Roger Huang. "We have been working with Alpha for the past 12 months on several projects where a combination of gallium arsenide and LTCC technology was crucial for product execution. Alpha's broad product portfolio, extensive process technology expertise and industry-leading manufacturing cycle times have earned the company an outstanding reputation, and everyone at Aimta is looking forward to joining the Alpha team."

About Alpha

Alpha Industries produces some of the world's most highly integrated RF semiconductor solutions for enhancing the speed, quality and performance of wireless voice, data and video communications. Alpha's GaAs switches, power amplifiers and discrete semiconductors have become reference products for many of the world's largest manufacturers of wireless handsets, mobile data devices, wireless infrastructure and broadband access platforms. Alpha's strategy is to leverage its industry-leading process breadth, which includes GaAs PHEMT, HBT, InGaP and associated RF process technologies, into increasing levels of component integration. As a result, the Company is winning new business for its growing line of integrated RF module solutions, which dramatically reduce design complexity and improve the OEM's time to market for new products. For more information, please visit Alpha's Web site, www.alphaind.com.

Safe Harbor Statement - Except for historical information, this release contains forward-looking statements. These statements reflect the Company's current expectations and predictions of future results, accomplishments, intentions and other matters, all of which are inherently subject to risks and uncertainties. The Company's actual results may differ materially from those anticipated in the Company's forward-looking statements, based on various factors. Such factors include, but are not limited to: Alpha's ability to design, manufacture and sell products based on Aimta's technology; the success of Low Temperature Co-fired Ceramics technology in the market; Alpha's ability to provide advantageous cycle times and a range of product offerings; inability to predict customer orders; modification of the Company's plans or intentions; and market developments, competitive pressures and changes in economic conditions that vary from the Company's expectations. Additional information on these and other factors that may cause actual results and the Company's performance to differ materially is included in the Company's periodic reports filed with the SEC, including but not limited to the Company's Form 10-K for the year ended April 1, 2001 and subsequent Forms 10-Q. Copies may be obtained by contacting the Company or the SEC. The Company cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company's expectations or any change in events, conditions or circumstance on which any such statement is based.